Exhibit (10.10)

CLEARWATER PAPER CORPORATION
MANAGEMENT DEFERRED COMPENSATION PLAN
Effective December 16, 2008
Amended and Restated as of January 1, 2016

1.	ESTABLISHMENT AND PURPOSE
(a)The Clearwater Paper Corporation Management Deferred Compensation Plan was adopted effective as of December 16, 2008, by the Board of Directors of Clearwater Paper Corporation to provide an opportunity for selected senior management of Clearwater Paper Corporation to elect to defer additional compensation and to invest and accumulate such compensation on a tax-deferred basis. The Plan was amended and restated as of January 1, 2010 and further amended as of December 1, 2013. This January 1, 2016 restatement incorporates various changes intended to facilitate the operation of the Plan.
(b)This Plan is also intended to provide the rules and regulations for deferral of awards under the Clearwater Paper Corporation Annual Incentive Plan (the “AIP”) beginning with the 2009 performance period.
(c)Pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation (the “EMA”), all deferred compensation liabilities under the Potlatch Corporation Management Performance Award Plan, the Potlatch Corporation Management Performance Award Plan II and the Potlatch Corporation Management Deferred Compensation Plan (collectively, the “Prior Plans”) with respect to “Clearwater Employees” (as defined in the EMA) have been transferred to and assumed by this Plan.
(d)Deferral and payment elections made by Clearwater Employees under the Potlatch Corporation Management Performance Award Plan II and the Potlatch Corporation Management Deferred Compensation Plan shall be given effect under this Plan. Certain provisions applicable to the payment of deferred compensation amounts transferred from the Potlatch Corporation Management Performance Award Plan, which are not subject to Section 409A of the Code, are set forth in Addendum A to this Plan.
(e)The provisions of this Plan for elections to defer base salary are effective for base salary earned on or after January 1, 2009.
(f)The Plan is intended to comply with the requirements of Section 409A of the Code. The Plan is intended to constitute an unfunded program for the benefit of a select group of management or highly compensated employees and, as such, to be exempt from all of the provisions of Parts 2, 3, and 4 of Title I of ERISA.
2.DEFINITIONS
(a)“Affiliate” means any other entity which would be treated as a single employer with the Corporation under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”
(b)“AIP” means the Clearwater Paper Corporation Annual Incentive Plan and any successor plan thereto.
(c)“Beneficiary” means the person who is or would be the Participant’s beneficiary under the 401(k) Plan in the event of the death of the Participant.
(d)“Board” and “Board of Directors” means the board of directors of the Corporation.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Committee” means the Compensation Committee of the Board.
(g)“Compensation” means the amount of compensation due by the Corporation to an Employee for his or her services as an Employee as either (i) annual base salary or (ii) an award under the AIP.
(h)“Corporation” means Clearwater Paper Corporation, a Delaware corporation.
(i)“Deferred Compensation Account” means the bookkeeping account established pursuant to Section 6 on behalf of each Employee who elects to participate in the Plan, including any account transferred to this Plan from a Prior Plan. Within a Participant’s Deferred Compensation Account, a Stock Unit Account, Holding Account, and appropriate sub-accounts shall be maintained as are necessary for the proper administration of a Participant’s Deferred Compensation Account. An Employee who has made a deferral under a Prior Plan shall be deemed to have elected to participate in this Plan. A separate Deferred Compensation Account shall be maintained on behalf of each Participant with respect to any deferred compensation amounts transferred to this Plan from the MPAP, as described in Addendum A.
(j)“Disabled” means an Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
(k)“Dividend Equivalent” means an amount equal to the cash distribution paid on an outstanding share of the Corporation’s common stock. Dividend Equivalents shall be credited with respect to Stock Units as if each Stock Unit were an outstanding share of the Corporation’s common stock, except that Dividend Equivalents shall also be credited with respect to fractional Stock Units.
(l)“Effective Date” means January 1, 2016, the effective date of this amendment and restatement of the Plan.
(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(n)“Employee” means a full-time salaried employee of the Corporation or any subsidiary thereof.
(o)“401(k) Plan” means the Clearwater 401(k) Plan, as amended.
(p)“Holding Account” means the bookkeeping account established pursuant to Section 6 on behalf of an Employee who elects to have Compensation deferred under the Plan deemed to be invested in Stock Units. Such deferrals shall be temporarily credited to the Holding Account until the date they are converted to Stock Units.
(q) “MPAP” means the Potlatch Corporation Management Performance Award Plan.
(r)“MPAP II” means the Potlatch Corporation Management Performance Award Plan II.
(s)“Participant” means an Employee who has deferred Compensation credited to a Deferred Compensation Account under the Plan.
(t)“Performance-Based Compensation” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Employee’s death, disability, or a Change in Control Event (as defined in Treasury Regulation Section l.409A-3(i)(5)), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute performance-based compensation. For this purpose, a disability refers to any medically determinable physical or mental impairment resulting in the Employee’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Performance-Based Compensation may include payments based upon subjective performance criteria, provided that: (i) the subjective performance criteria are bona fide and relate to the performance of the Employee, a group of service providers that includes the Employee, or a business unit for which the Employee provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met is not made by the Employee or a family member of the Employee (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Employee or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Employee or such a family member.
(u)“Plan” means this Clearwater Paper Corporation Management Deferred Compensation Plan.
(v)“Plan Year” means the 12-month period beginning January 1 and ending December 31.
(w)“Prior Plan” means the Potlatch Corporation Management Performance Award Plan, the Potlatch Corporation Management Performance Award Plan II or the Potlatch Corporation Management Deferred Compensation Plan.
(x)“Separation from Service” means termination of an Employee’s service as an Employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of an Employee’s employment as a common-law employee of the Corporation and each Affiliate of the Corporation. A Separation from Service will not be deemed to have occurred if an Employee continues to provide services to the Corporation or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered, during the immediately preceding thirty-six (36) months of employment with the Corporation or Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that an Employee’s service with the Corporation and its Affiliates will terminate after a certain date or the level of bona fide services that the Employee will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by the Corporation and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
(y)“Stock Units” means units denominated in shares of the Corporation’s common stock, with one Stock Unit being equivalent in value to one share of the Corporation’s common stock.
(z)“Value” means the closing price of the Corporation’s common stock as reported in the New York Stock Exchange, Inc., composite transactions report for the relevant date.
(aa)“Variable Fractions Method” is a distribution method for amounts payable in installments. The amount of the first installment is determined by dividing the Participant’s account balance by the total number of installments due. Each subsequent annual installment is equal to the Participant’s account balance as adjusted for earnings or losses since the last distribution date divided by a denominator equal to the total number of installments due minus the number of installments previously paid.
(ab)“Year” shall mean the calendar year.
3.ELIGIBILITY TO MAKE DEFERRALS
Each Employee who is in a position that is eligible for Long-Term Incentive awards (an “Eligible Employee”) shall be eligible to elect to defer base salary and awards under the AIP pursuant to this Plan.

4.	PARTICIPATION
(a)Each Employee who is eligible to participate in the Plan pursuant to Section 3 above shall, prior to the beginning of each Year and in accordance with the applicable deadline established by the Committee, have the option to make an irrevocable election to defer a percentage of his or her Compensation earned during the following Year before the beginning of each such Year. Compensation paid after December 31 of a Plan Year for services performed by the Employee during the final payroll period of the calendar year and which payroll period includes the last day of such calendar year shall be treated as earned for services performed in the year paid.
(b)Notwithstanding the foregoing, an Employee may make an irrevocable election to participate during a Year with respect to Compensation earned during that Year and subsequent to the filing of such election, provided such election is made within thirty (30) days of the Employee’s initial eligibility to participate in this Plan and any other nonqualified deferred compensation plans treated as a single plan with this Plan under Section 409A of the Code. Any such initial election shall apply only to Compensation earned for services performed after the date of the election. If compensation is due for services performed over a period of time which includes the period both before and the period after the date of the election, the election will apply to an amount equal to the total amount of the compensation paid for such performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.
(c)Notwithstanding the preceding rules, a deferral election for an award of Compensation under the AIP, which constitutes Performance-Based Compensation, may be made no later than six months before the end of such performance period. This special election rule is available only if (i) the Employee performs services for the Company or its Affiliate continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made with respect to such payment, (ii) the election is made before the amount of the Performance-Based Compensation to be received becomes reasonably ascertainable or, if the Performance-Based Compensation is a specified or calculable amount, when the amount is substantially certain to be paid, and (iii) the performance period is at least twelve (12) months in duration.
(d)The Committee may also adopt such additional or alternative election rules provided that such rules comply with the rules of Section 409A of the Code and applicable regulatory authority.
5.DEFERRAL ELECTIONS
(a)An Employee who elects to participate in the Plan with respect to annual base salary or an award under the AIP for a Year shall file a deferral election with respect to each type of Compensation on such form as the Committee shall prescribe, which shall indicate:
(i)The amount or percentage of each type of Compensation that such Employee elects to defer pursuant to the terms of the Plan. The percentage must be in increments of ten percent (10%) and may not exceed fifty percent (50%) in the case of annual base salary. An election to voluntarily defer an award under the AIP must be in increments of ten percent (10%) and shall be for not less than fifty percent (50%) of such award. Notwithstanding the foregoing, an election to defer Compensation may not reduce the Employee’s remaining compensation below the amount necessary to satisfy applicable employment tax withholding, income tax withholding, and benefit plan withholding. This election shall be irrevocable with respect to each type of Compensation for that Year to which it applies after the applicable deadline for making such election as provided in Section 4 for that Year.
(ii)The percentage of the Compensation deferred pursuant to the election that is to be converted into Stock Units or deemed invested in any other investment account available under Section 7.
(b)At the time of an Employee’s initial election to defer base salary or an award under the AIP, the Employee shall file an election which shall indicate whether such deferred Compensation shall be paid in a lump sum or paid in annual installments over a period of fifteen (15) or fewer years. Installment payments under the Plan shall be treated as a single distribution for purposes of Section 409A of the Code. An Employee who elects to participate in the Plan for Plan Years beginning prior to January 1, 2014 shall have only one form of payment election in effect for all amounts deferred under the Plan in such Plan Years. For amounts deferred in any Plan Year beginning on or after January 1, 2014 and prior to January 1, 2016, an Employee who elects to participate in the Plan for such Plan Year shall be permitted to make a separate form of payment election for all amounts to be deferred in such Plan Year. For any Plan Year beginning on or after January 1, 2016, an Employee who elects to participate in the Plan for such Plan Year shall be permitted to make one form of payment election for all base salary to be deferred in such

Plan Year and a separate form of payment election for any AIP award to be deferred in such Plan Year. An Employee’s form of payment elections in effect for any Plan Year shall remain in effect for similar amounts (base salary or AIP awards) deferred in each subsequent Plan Year unless and until the Employee makes a new form of payment election in the manner prescribed by the Committee. Deferred Compensation shall be distributed in a single lump sum payment unless the Employee elects otherwise.
(c)Each Employee election as to the form of payment of deferred base salary or deferred AIP awards shall be irrevocable and binding on all such amounts deferred under the Plan while the election is in effect, as adjusted for any earnings or losses pursuant to the Plan.
(d)If an Employee has a payment election in effect in connection with amounts previously deferred under this Plan or under the MPAP, MPAP II or the Potlatch Corporation Management Deferred Compensation Plan (provided the obligations related to such deferred amounts were assumed by this Plan), such existing payment election shall remain in effect for all existing and future deferrals under the Plan unless modified (with respect to future deferrals) in accordance with Section 5(b) above.
6.ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNTS
(a)For each Employee who has deferred compensation under the AIP or who has elected to defer base salary, the Corporation shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Compensation which would have been payable currently to the Employee but for the terms of the deferral election.
(b)If the deferral election includes an election to convert a percentage of the Compensation deferred into Stock Units, the number of full and fractional Stock Units shall be determined as follows: The amount of deferred base salary or AIP award that an Employee has elected to convert into Stock Units shall be accumulated in a Holding Account. The balance of the Holding Account shall be converted into full and fractional Stock Units and transferred to a Stock Unit Account on a quarterly basis as of the last trading day of each calendar quarter by dividing the balance of the Holding Account by the Value of the Corporation’s common stock on such crediting date.
(c)Deferred Compensation Accounts shall be established for any Participant for whom deferred compensation amounts have been transferred to this Plan from a Prior Plan. A separate Deferred Compensation Account shall be maintained on behalf of each Participant with respect to any deferred compensation amounts transferred to this Plan from the MPAP, as described in Addendum A.
(d)Amounts credited to a Participant’s Deferred Compensation Account shall be fully vested at all times.
7.TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD
(a)Selection of Deemed Investments. The balance of each Participant’s Deferred Compensation Account shall be adjusted for earnings and losses commencing with the date as of which any amount is credited to the Deferred Compensation Account. Such earnings or losses during the deferral period for amounts credited to a Participant’s Deferred Compensation Account shall be computed by reference to the rate of return on one or more of the investment alternatives that are available under the 401(k) Plan and which are designated by the Committee as available under this Plan, which shall include a stable value fixed income fund (the “Stable Value Fund”) and an account that is deemed invested in Stock Units (the “Stock Unit Account”). Each participating Employee may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her deferred Compensation, and the alternative(s) selected need not be the same as the Employee has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.
(b)Stock Unit Account. Amounts deemed invested in the Stock Unit Account may not be transferred to any other investment and must remain in the Stock Unit Account until distributed to the Participant. On each dividend payment date, Dividend Equivalents shall be credited to each full and fractional Stock Unit to the extent such Stock Unit was in the Participant’s Stock Unit Account on the

dividend record date immediately preceding the applicable dividend payment date. Such Dividend Equivalents shall be converted into Stock Units as of the dividend payment date by dividing the amount of the Dividend Equivalents by the Value of the Corporation’s common stock on the dividend payment date.
(c)Holding Account. The Holding Account shall be available only for the temporary holding of amounts pending conversion into Stock Units in accordance with Section 6, and during such temporary holding period shall be deemed invested in the Stable Value Fund. Participants shall not be permitted to select the Holding Account as a deemed investment for their deferrals.
(d)Effect of Certain Transactions. In the event that there occurs a dividend or other distribution of shares of the Corporation’s common stock (“Shares”), a dividend in the form of cash or other property that materially affects the fair market value of the Shares, a stock split, a reverse stock split, a split-up, a split-off, a spin-off, a combination or subdivision of Shares or other securities of the Corporation, an exchange of Shares for other securities of the Corporation, or a similar transaction or event that materially affects the fair market value of the Shares, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall make appropriate adjustments in the number of each Participant’s Stock Units determined as of the date of such occurrence.
8.FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT
Subject to Section 8(b), payment of a Participant’s Deferred Compensation Account shall commence in the Year (but no later than March 15th of such Year) following the Year in which Separation from Service occurs. A Participant may request an earlier distribution of an amount credited to his or her Deferred Compensation Account upon the occurrence of an unforeseeable emergency within the meaning of Section 409A and the regulations thereunder as determined by the Committee, but only to the extent necessary to alleviate the emergency. Payment of a Participant’s Stock Units shall also be made at such time except that, within the six-month period beginning on the last date on which Compensation has been converted into Stock Units on behalf of the Participant, to the extent that Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, payment of the Participant’s Stock Units shall be made as soon as practicable after such six-month period expires, but no later than the last day of the first month following the month in which such six-month period expires. Notwithstanding the previous sentence, Stock Unit payments shall be made following the Participant’s death, Disability or the date of the Participant’s Separation from Service, without regard to whether such six-month period has expired. For the purpose of payment, Stock Units shall be converted to cash based on the Value of the Corporation’s common stock on the day of such conversion.
The amount of each installment due for a Deferred Compensation Account shall be determined by application of the Variable Fractions Method. Each annual installment for Years subsequent to the Year in which payment commences shall be made no later than March 15th of the Year of payment.
In the case of a Participant who has both Stock Units and other deemed investment accounts available under Section 7, if a partial distribution of a deferred portion of Compensation is to be made and if the Participant’s Stock Units are immediately payable in accordance with the first paragraph of this Section, payment shall be made partially from the Participant’s Stock Units and partially from such other deemed investment accounts, in proportion to the relative value of the Participant’s Stock Units and such other accounts. If the Participant’s Stock Units are not immediately payable in accordance with the previous paragraph, the partial payment shall be made entirely from such other deemed investment accounts, in proportion to the relative value of such accounts.
Notwithstanding any other provision of the Plan to the contrary:

(a)No distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder; and
(b)A distribution made to a Participant who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six (6) months if the Participant’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made except for the application of this subsection (b) during such six (6)-month period will be made in one (1) lump sum payment no later than the last day of the first month following the month that is six (6) months from the date of the Participant’s Separation from Service. The Participant’s Deferred Compensation Account shall continue to be adjusted for earnings and losses and Dividend Equivalents during the delay. The determination of which Participants are Key Employees will be made by the Corporation in its sole discretion in accordance with this subsection (b) and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
(i)“Identification Date” means each December 31.
(ii)“Key Employee” means an Employee who, on an Identification Date, is:
(A)An officer of the Corporation having annual compensation greater than the compensation limit in Section 416(i)(1)(A) (i) of the Code, provided that no more than fifty (50) officers of the Corporation shall be determined to be Key Employees as of any Identification Date;
(B)A five percent (5%) owner of the Corporation; or
(C)A one percent (1%) owner of the Corporation having annual compensation from the Corporation of more than $150,000.
If an Employee is identified as a Key Employee on an Identification Date, then such Employee shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
(c)Notwithstanding the foregoing, a lump sum distribution shall be made in the Committee’s discretion to clear out a small balance held for the benefit of the Participant (or his or her Beneficiary) provided that the Committee’s decision is evidenced in writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination of all benefits due under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A-1(c)(2).
(d) If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapability or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee, the trustees of any trusts, and the Corporation from all liability with respect to such benefit.
9.EFFECT OF DEATH OF PARTICIPANT
Upon the death of a Participant, all amounts, if any, remaining in his or her Deferred Compensation Account shall be distributed to the Beneficiary designated by the Participant. Such distribution shall be made at the time or times specified in the Participant’s deferral election. If the designated Beneficiary does not survive the Participant or dies before receiving payment in full of the Participant’s Deferred Compensation Account, payment shall be made to the estate of the last to die of the Participant or the designated Beneficiary.

10.	CLAIMS AND REVIEW PROCEDURE
(a)Informal Resolution of Questions. Any participant who has questions or concerns about his or her deferred compensation under the Plan is encouraged to communicate with the Corporation’s

Corporate Benefits department. If this discussion does not give the participant satisfactory results, a formal claim for benefits may be made within one (1) year of the event giving rise to the claim in accordance with the procedures of this Section 10.
(b)Formal Benefits Claim - Review by Appeals Committee. A participant may make a written request for review of any matter concerning his or her deferred Compensation under the Plan. The claim must be addressed to the Appeals Committee, Management Deferred Compensation Plan, Clearwater Paper Corporation, 601 W. Riverside Avenue, Suite 1100, Spokane, Washington 99201. The Corporation’s Appeals Committee shall decide the action to be taken with respect to any such request and may require additional information, if necessary, to process the request. The Appeals Committee shall review the request and shall issue its decision, in writing, no later than ninety (90) days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial ninety (90)-day period, and the notice shall state the circumstances requiring the extension and the date by which the Appeals Committee expects to reach a decision on the request. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.
(c)Notice of Denied Request. If the Appeals Committee denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in Subsection (b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(d)Appeal to Appeals Committee.
(i)A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Appeals Committee within sixty (60) days of receipt of the notification of denial. The appeal must be addressed to: Appeals Committee, Management Deferred Compensation Plan, Clearwater Paper Corporation, 601 W. Riverside Avenue, Suite 1100, Spokane, Washington 99201. The Appeals Committee, for good cause shown, may extend the period during which the appeal may be filed for another sixty (60) days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the appellant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
(ii)The Appeals Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee’s review shall not be restricted to those provisions of the Plan cited in the original denial of the claim.
(iii)The Appeals Committee shall issue a written decision within a reasonable period of time but not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than one-hundred twenty (120) days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial sixty (60)-day period. This notice shall state the circumstances requiring the extension and the date by which the Appeals Committee expects to reach a decision on the appeal.
(iv)If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
(v)The decision of the Appeals Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(e)Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 10(a) above, has been notified that the claim is denied in accordance with Section 10(c) above, has filed a written request for a review of the claim in accordance with Section 10(d) above, and has been notified in writing that the Appeals Committee has affirmed the denial of the claim in accordance with Section 10(d) above; provided, however, that an action for benefits may be brought after the Appeals Committee has failed to act on the claim within the time prescribed in Section 10(b) and Section 10(d), respectively.
11.PARTICIPANT’S RIGHTS UNSECURED
The interest under the Plan of any Employee and such Employee’s right to receive a distribution from the Plan shall be an unsecured claim against the general assets of the Corporation. The Deferred Compensation Account and all deemed investment accounts available under Section 7 shall be bookkeeping entries only and no Employee shall have an interest in or claim against any specific asset of the Corporation pursuant to the Plan. Notwithstanding the foregoing, the Corporation may, in its discretion, choose to contribute to the Clearwater Paper Corporation Benefits Protection Trust Agreement to assist with the payment of benefits under the Plan.

12.	STATEMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS
The Committee shall provide a quarterly statement of each Participant’s Deferred Compensation Account.

13.	NONASSIGNABILITY OF INTERESTS
Except as otherwise provided in this Section 13, the interest and property rights of any Employee under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 13 shall be void. All or any portion of a Participant’s Deferred Compensation Account shall be subject to the creation, assignment or recognition of a right under a state domestic relations order that is determined to be a “qualified domestic relations order” (within the meaning of section 414(p) of the Code) under the procedures established by the Corporation for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders.

14.	ADMINISTRATION OF THE PLAN
The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith, including retaining outside managers to assist with the administration of the Plan. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons. In its discretion, the Committee may delegate to the Senior Vice President, Human Resources (or, in the event of a restructuring or vacancy in such position, the most senior person in the Corporation’s human resources department) the authority for the effective administration of the Plan and for assigning responsibility to designated managers to carry out such duties.

Within thirty (30) days after a Change of Control (as defined in Section 17), the Committee shall appoint an independent committee consisting of at least three (3) current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

15.	AMENDMENT OR TERMINATION OF THE PLAN
(a)The Board or the Committee may amend, suspend or terminate the Plan at any time. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 15) or terminated by the Board or the Committee if such amendment or termination would or adversely affect or impair the Employee’s right to receive amounts credited to his or her Deferred Compensation Account.
(b)Except as provided in Section 15(c) or as otherwise permitted under Section 409A of the Code, in the event of termination of the Plan, the Participants’ Deferred Compensation Accounts may, in the Board’s or the Committee’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 8, if earlier. If the Plan is terminated and Deferred Compensation Accounts are distributed, the Board or the Committee shall terminate all account balance non-qualified deferred compensation plans with respect to all Employees and shall not adopt a new account balance non-qualified deferred compensation plan for at least three (3) years after the date the Plan was terminated. A termination and liquidation of the Plan under this Section 15(b) shall be made only in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(c).
(c)The Board or the Committee may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participants’ Deferred Compensation Accounts are distributed and included in the gross income of the Participants by the latest of (i) the Year in which the Plan terminates or (ii) the first Year in which payment of the Deferred Compensation Accounts is administratively practicable.
(d)Notwithstanding the foregoing, the Senior Vice President, Human Resources of the Corporation (or, in the event of a restructuring or vacancy in such position, the most senior person in the Corporation’s human resources department) shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Corporation or (ii) is intended to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A of the Code.
16.SUCCESSORS AND ASSIGNS
The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

17.	CHANGE IN CONTROL
For purposes of the Plan, “Change of Control” shall mean
(a)    Upon consummation of a merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination,
(i)all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such

Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries),
(ii)no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and
(iii)at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(b)    On the date that individuals who, as of 11:59 p.m. (Pacific) on the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board on or subsequent to the day immediately following the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or
(c)    Upon the acquisition on or after the Effective Date by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either
(iv)the then Outstanding Common Stock, or
(v)the combined voting power of the Outstanding Voting Securities;
provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (c):
(A)any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,
(B)any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or
(C)any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (a) of this Section; or
(d)    Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of the Corporation; or

(e)    Upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

18.	EXECUTION
Pursuant to the authority granted under Section 15(d) of the Plan, the Corporation’s Senior Vice President, Human Resources hereby adopts this amendment and restatement of the Plan as of this 21st day of Dec., 2016.

CLEARWATER PAPER CORPORATION

By: /s/ Kari Moyes
Name: Kari Moyes
Title: Senior Vice President, Human Resources

ADDENDUM A
SPECIAL PROVISIONS APPLICABLE TO BENEFITS TRANSFERRED FROM
THE POTLATCH CORPORATION MANAGEMENT PERFORMANCE AWARD PLAN (THE “MPAP”)

The following provisions shall apply solely with respect to certain benefits transferred from the MPAP and assumed by this Plan pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation. This Addendum is intended to apply solely to compensation that was both deferred and vested prior to January 1, 2005, and earnings on such amounts, which compensation and earnings are “grandfathered” from the application of section 409A of the Code (collectively, the “Grandfathered Benefits”). Accordingly, this Addendum shall not apply to any compensation originally deferred under this Plan, or originally deferred under the MPAP II or Potlatch Corporation Management Deferred Compensation Plan and transferred to this Plan, or to any earnings on such amounts.
The Committee shall cause separate Deferred Compensation Accounts to be established under this Plan to account for such Grandfathered Benefits separately from other benefits accrued under this Plan. The following provisions, which are based on Section 9 of the MPAP, shall apply solely to such Grandfathered Benefits in lieu of the provisions of Sections 7 and 8 of this Plan (except as specifically provided below). Defined terms not otherwise defined in this Plan shall have the meaning given such terms under the MPAP.
DEFERRAL OF AWARDS; FORM AND TIME OF PAYMENT

(a)
A participant may elect to defer receipt of payment of a single Award or all future Awards under the MPAP until after termination of employment pursuant to rules and regulations adopted by the Committee. In addition, in the absence of such an election, if the payment of an Award would cause the participant’s annual compensation to exceed the amount deductible under the Internal Revenue Code, the participant will be required to defer receipt of the portion of the Award that would be non-deductible in the Award Year until after termination of employment. Such rules and regulations shall establish procedures for the Committee, at its discretion, to accelerate the schedule of payments of deferred Awards.

(b)
The Award, the payment of which is deferred under (a) above, shall be converted at the participant’s election into cash and/or full and fractional stock units equal to the number of shares the participant would have received if the Award had not been deferred.

On each dividend payment date, dividend equivalents shall be credited to each full and fractional stock unit to the extent such stock unit was in the participant’s deferred account on the dividend record date immediately preceding the applicable dividend payment date. Such dividend equivalents shall be converted into stock units as of the dividend payment date by dividing the amount of the dividend equivalents by the closing price of Potlatch Corporation’s common stock on the dividend payment date.

Stock units shall be subject to adjustment as provided in Section 7(d) of the Plan.

(c)
The cash portion of an Award, the payment of which was deferred under (a) above, shall be credited with earnings during the period of deferral through December 31 of the Plan Year preceding the Plan Year in which payment of the amounts deferred hereunder is made. The earnings credited shall be based on the following:

(i)
For periods prior to January 1, 2009, earnings shall be calculated using an interest rate equal to 70% of the higher of the following averages, compounded annually: (i) the prime rate charged by the major commercial banks as of the first business day of each month (as reported in an official publication of the Federal Reserve System) or (ii) the average monthly long-term rate of A-rated corporate bonds (as published in Moody’s Bond Record).

(ii)
For periods on and after January 1, 2009, earnings shall be calculated using an interest rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter.